ITEM 77.Q2

Section 16(a) Beneficial Ownership Reporting Compliance

Based on the Registrant’s review of Forms 3 and 4 and amendments thereto furnished to the Registrant during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Registrant with respect to its most recent fiscal year, the Registrant believes that its directors and officers, and any beneficial owners of more than 10% of the Registrant's common stock complied with the filing requirements of Section 16(a) of the Securities Exchange Act of 1934.